Exhibit-10.03
FOURTH AMENDMENT
     FOURTH AMENDMENT, dated as of December 18, 2007 (this “Amendment”), to the CREDIT AGREEMENT dated as of June 30, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”) among CSK AUTO, INC., the Lenders party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent., and LEHMAN COMMERCIAL PAPER INC. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents.
W I T N E S S E T H:
          WHEREAS, the Company, the Administrative Agent, the Co-Syndication Agents and the Lenders are parties to the Credit Agreement;
          WHEREAS, the parties hereto have agreed to amend the Credit Agreement upon the terms and conditions set forth herein;
          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as defined therein.
          2. Amendments to Credit Agreement.
          (a) Amendments to Section 1.01. Effective upon the Effective Date (as defined below), Section 1.01 of the Credit Agreement is hereby amended by:
          (i) deleting the definition of “Applicable Rate” where it appears therein, and inserting in lieu thereof, the following new definition:
          ““Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread” as applicable, based upon the then current corporate ratings issued by Moody’s and S&P for the Company, and provided, that if at any time either of Moody’s or S&P does not have or withdraws its rating on the Company, for the purposes hereof, the rating shall be deemed to be less than B2 or B, as the case may be:

Grid Level	Moody’s Rating	Eurodollar Spread	ABR Spread
1	>B2	5.00%	4.00%
2	B2	6.00%	5.00%
3	<B2	7.00%	6.00%
          If at any time the S&P rating for the Company is less than B then Grid Level 3 shall apply (notwithstanding the then current Moody’s rating). If at any time the S&P rating for the Company is equal to or greater than B, the current Moody’s rating shall determine the Grid Level. If any Event of Default shall have occurred and be continuing as of any date on which the Applicable Rate would have otherwise been adjusted in accordance with this definition, the Applicable Rate shall in no event be reduced on such date (from the Applicable Rate as in effect prior to such date) until such Event of Default is cured or waived.”

          (ii) amending the definition of “Consolidated EBITDAR” by (a) deleting the word “and” where it appears before clause (xii) thereof and adding “, and” at the end of such clause, and (b) by adding, immediately prior to the words “less (b)” where they appear therein, a new clause (xiii) thereto as follows:
          “(xiii) any expense or write-off of deferred debt issuance costs and amendment fees related to this Agreement”
          (iii) amending the definition of “Interest Expense” by deleting the “)” where it appears after the word “Loans” therein.
          (iv) inserting the following new definitions in appropriate alphabetical order:
          ““Fourth Amendment” means the fourth amendment, dated as of December 18, 2007, to this Agreement.
          “Fourth Amendment Effective Date” means December 18, 2007.
     “PIK Component” means (i) if Grid Level 2 (as set forth in the definition of Applicable Rate) is applicable, 0.50% per annum, or (ii) if Grid Level 3 (as set forth in the definition of Applicable Rate) is applicable, 1.00% per annum.”
          (b) Amendment to Section 2.05. Section 2.05 of the Credit Agreement is hereby amended by (i) deleting the word “first” where it appears in the second proviso thereof and inserting the word “second” in lieu thereof; and (ii) deleting the term “Third Amendment Effective Date” where it appears in the second proviso thereof and inserting “Fourth Amendment Effective Date” in lieu thereof.
          (c) Amendment to Section 2.06. Section 2.06(c) of the Credit Agreement is hereby amended by adding the following new sentence at the end of such Section:
          “Each prepayment of Loans under this Section prior to the second anniversary of the Fourth Amendment Effective Date shall be subject to a prepayment premium equal to 1% of the Loans so prepaid, which premium shall be payable on the date of such prepayment.”
          (d) Amendment to Section 2.08. Section 2.08(f) of the Credit Agreement is hereby amended so that it provides as follows:
          “(f) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of each Eurodollar Loan shall be equal to $5,000,000 or (subject to Section 2.13(f)), a whole multiple of $1,000,000 in excess thereof and (ii) no more than one Eurodollar Loan shall be outstanding at any one time.”
          (e) Amendment to Section 2.13. Section 2.13 of the Credit Agreement is hereby amended by adding the following new clause (f) at the end of such Section:
          “(f) Notwithstanding the foregoing, the Company shall have the option, with any interest accruing on and after January 8, 2008 to pay the PIK Component included in any interest payment by adding such PIK Component to the principal of the Loans as of the Interest Payment Date on which such interest payment is due. The Company may exercise such option with respect to the interest payable on any Interest Payment Date by giving irrevocable notice of such exercise to the Administrative Agent no later than (i) in the case of interest payable on a Eurodollar Borrowing, the date of the Interest Election Request for the Interest Period related to such Interest Payment Date and (ii) in the case of interest payable on an ABR Borrowing, the later of the Interest Election Request related to the conversion thereof from a Eurodollar Borrowing or the last Interest Payment Date for such ABR Borrowing, (it being understood that if no such notice is given all of such PIK Component shall be payable in cash). Any principal of the Loans resulting from interest being paid under this clause (f) by adding such interest to the principal of the Loans may be included in Eurodollar Loans without regard to the whole multiple requirement of Section 2.08(f).”
          (f) Amendment to Section 6.07. Effective upon the Effective Date, Section 6.07 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following new Section:
          “Financial Covenants. (a) As of the end of any fiscal quarter of the Company ending on the dates set forth below, permit the Fixed Charge Coverage Ratio to be less than the ratio set forth opposite such dates below:

Quarter		Fixed Charge Coverage
	Dates	Ratio
Q3 ‘07	November 4, 2007	1.40:1.00
Q4 ‘07	February 3, 2008	1.25:1.00
Q1 ‘08	May 4, 2008	1.20:1.00
Q2 ‘08	August 3, 2008	1.15:1.00
Q3 ‘08	November 2, 2008	1.20:1.00
Q4 ‘08	February 1, 2009	1.20:1.00
Q1 ‘09 — maturity	May 3, 2009 and any quarter end thereafter	1.45:1.00
          (b) As of the last day of the fiscal quarter ending on or about the date set forth below, permit the Leverage Ratio to be greater than the ratio set forth opposite such date below:

Quarter	Dates	Leverage Ratio
Q3 ‘07	November 4, 2007	4.00:1.00
Q4 ‘07	February 3, 2008	5.30:1.00
Q1 ‘08	May 4, 2008	5.80:1.00
Q2 ‘08	August 3, 2008	6.00:1.00
Q3 ‘08	November 2, 2008	5.75:1.00
Q4 ‘08	February 1, 2009	4.50:1.00
Q1 ‘09 — Q3 ‘09	May 3, 2009, August 2, 2009 and November 1, 2009	3.25:1.00
Q4 ’09 — maturity	January 31, 2010 and any quarter end thereafter	3.00:1.00

          (c) Make, or commit to make, Capital Expenditures for the Company and its Subsidiaries for the fiscal year ending (i) February 1, 2009 exceeding $25 million, or (ii) January 31, 2010 exceeding $25 million, provided that any part of the amount specified above for the fiscal year ending February 1, 2009, if not so expended during such fiscal year, may be carried over for expenditure during the first two fiscal quarters of the fiscal year ending January 31, 2010.
          3. Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the date (the “Effective Date”), upon which the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Company, the Guarantors, the Administrative Agent and the Required Lenders, (ii) payment, for distribution to each Lender that has signed and delivered this Amendment to the Administrative Agent by not later than 5:00 p.m. (New York City time) on December 18, 2007 (or such later time or date as agreed by the Company and the Administrative Agent), an amendment fee equal to 1.00% of the outstanding Loans of such Lender, and (iii) payment of all fees and invoiced out-of-pocket costs and expenses of the Administrative Agent payable by the Company under the Credit Documents and as otherwise agreed, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.
          4. Representations and Warranties; No Default; Limited Effect.
          (a) Representations and Warranties. After giving effect to this Amendment, the Company and the Guarantors hereby represent and warrant that all representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the Effective Date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and that no Default or Event of Default shall have occurred and be continuing or would result from the execution and delivery of this Amendment.
          (b) Limited Effect. Except as expressly modified by this Amendment, the Credit Agreement and the other Credit Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms. Each Credit Party acknowledges and agrees that such Credit Party is truly and justly indebted to the Lenders and the Administrative Agent for the Obligations, without defense, counterclaim or offset of any kind, and such Credit Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations. The Company acknowledges and agrees that nothing in this Amendment shall constitute an indication of the Lenders’ willingness to consent to any other amendment or waiver of any other provision of the Credit Agreement or a waiver of any Default or Event of Default.
          5. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by the parties hereto shall be delivered to the Company and the Administrative Agent. The execution and delivery of this Amendment by any Lender, or by the Administrative Agent with the consent of any Lender, shall be binding upon such Lender’s successors and assigns (including transferees of its commitments and Loans in whole or in part prior to effectiveness hereof) and binding in respect of all of its commitments and Loans, including any acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.

          6. Acknowledgement of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Agreement or the other Credit Documents. The Guarantors further acknowledge and agree that the Guarantors have no claims, counterclaims, offsets, or defenses (other than payment) to the Credit Documents and the performance of the Guarantors’ obligations thereunder or if the Guarantors did have any such claims, counterclaims, offsets or defenses (other than payment) to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of execution and delivery of this Amendment.
          7. Credit Document. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
          8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

CSK AUTO, INC.
By:	/s/ James D. Constantine
	Name:	James D. Constantine
	Title:	Executive VP of Finance and CFO

Acknowledged CSK AUTO CORPORATION
By:	/s/ James D. Constantine
	Name:	James D. Constantine
	Title:	Executive VP of Finance and CFO

CSKAUTO.COM, INC.
By:	/s/ James D. Constantine
	Name:	James D. Constantine
	Title:	Executive VP of Finance and CFO

CSK Auto, Inc. Amendment

JPMORGAN CHASE BANK, N.A. as Administrative Agent and a Lender
By:	/s/ Barry Bergman
	Name:	Barry Bergman
	Title:	Managing Director

CSK Auto, Inc. Amendment